                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            McDonald's Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Gloria Santona
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

Notice of McDonald's Corporation
1999 Annual Shareholders' Meeting
and Proxy Statement


To McDonald's Corporation shareholders

McDonald's Corporation will hold its 1999 Annual Shareholders' Meeting on Thursday, May 20, 1999 at 10:30 a.m., local time. At the meeting, we will:

1. Elect four Directors to serve until our 2002 Annual Shareholders' Meeting;

2. Approve the appointment of our independent auditors for 1999;

3. Act on a shareholder proposal; and

4. Transact other business properly presented at the meeting.

Shareholders are cordially invited to attend the Annual Meeting at The Auditorium Theatre at 50 East Congress Parkway, Chicago, Illinois. This new location will enable more shareholders to attend the meeting in person. If you are unable to attend the meeting in person, a rebroadcast of a portion of the meeting will be posted on our Web site located at www.mcdonalds.com by the close of business on May 21, 1999.

Your Board of Directors recommends that you vote FOR all nominees, FOR the approval of our auditors and AGAINST the shareholder proposal. Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.


By order of the Board of Directors,

/s/ Gloria Santona

Gloria Santona
Secretary
Oak Brook, Illinois
April 7, 1999

General information

Record date and voting at the Annual Meeting

Shareholders owning common stock outstanding at the close of business on March 22, 1999 may vote at the 1999 Annual Meeting. On that date, 1,365,532,213 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

  Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Check your proxy or voting instruction card to see which options are available to you. Voting instructions are included on the proxy or voting instruction card.

  The internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote and to allow shareholders to confirm that their instructions have been properly recorded.

  If you properly sign and return your proxy or properly complete your proxy via the telephone or the internet, your shares will be voted as you direct. If you properly submit your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under "Election of Directors", FOR the approval of auditors and AGAINST the shareholder proposal. You may change your vote at any time before your proxy is exercised by voting in person at the Annual Meeting, by submitting written notice to the Company's Secretary, or by submitting another proxy that is properly executed and later dated (including a telephone or internet vote).

  All votes cast at this year's annual meeting will be tabulated by First Chicago Trust Company (First Chicago), which has been appointed independent inspector of election. First Chicago will determine whether or not a quorum is present. With respect to the election of Directors, First Chicago will treat votes withheld as shares present for purposes of determining a quorum. Directors are elected by a plurality vote, so the four persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the approval of auditors, the shareholder proposal or any other matter properly brought before the meeting, First Chicago will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

  We do not know of any other matters to be presented or acted upon at the meeting. If any other matter properly comes before the meeting, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

  Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called "broker non-votes") will be considered as present for quorum purposes but not as shares entitled to vote on that matter. Broker non-votes will not affect the outcome of the vote.

Proxy solicitation

This Proxy Statement and form of proxy were mailed to shareholders beginning on or about April 7, 1999 in connection with the solicitation of proxies by the Board of Directors to be used at the 1999 Annual Meeting.

  The cost of soliciting proxies in the enclosed form will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee estimated to be $15,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by employees and Directors of the Company by mail, by telephone, by fax, by e-mail or in person.

Confidential voting

It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, the vote of any shareholder will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; (2) a shareholder writes comments on a proxy card; or (3) a shareholder authorizes disclosure. Both the tabulators and inspectors of election have been and will remain independent of the Company.

  Nothing in this policy prohibits shareholders from disclosing the nature of their votes to the Company, its Directors, officers or employees, or impairs voluntary communication between the Company and its shareholders, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

List of shareholders

A list of registered shareholders entitled to vote at the Annual Meeting will be available for review by any shareholder for any purpose related to the meeting during ordinary business hours for a period of 10 calendar days prior to the meeting at First Chicago Trust Company, One North State Street, Eleventh Floor, Chicago, IL 60602.

Adjustment for stock split

The number of shares and option exercise prices have been adjusted throughout this Proxy Statement to reflect the Company's two-for-one stock split in March 1999.

ITEM 1. Election of Directors

The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years. Directors elected at this year's Annual Meeting will hold office for a three-year term expiring in 2002.

Nominees

The nominees for Director are: Hall Adams, Jr., Gordon C. Gray, Terry L. Savage and Fred L. Turner.

  The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

  Your shares will be voted according to your instructions. If you properly submit your proxy but do not provide voting instructions, your shares will be voted FOR the election of the four nominees. The four nominees who receive the most votes will be elected.

  The Board of Directors recommends that shareholders vote FOR all four nominees.

Biographical information

[PHOTO] Hall Adams, Jr. Nominee. Retired Chief Executive Officer of Leo Burnett
        & Co., Inc. Director of The Dun & Bradstreet Corporation and Sears, Roebuck and Co. Class of 1999. Age: 65. Director since 1993.

[PHOTO] James R. Cantalupo. Vice Chairman, Chairman and Chief Executive
        Officer--McDonald's International since August 1998. Previously, President and Chief Executive Officer--McDonald's International. Director of Morton International, Inc. Class of 2000. Age: 55. Director since 1987.

[PHOTO] Gordon C. Gray. Nominee. Chairman of Rio Algom Limited, a Canadian mining company and metals distributor. Director of Abitibi-Consolidated Inc. Class of 1999. Age: 71. Director since 1982.

[PHOTO] Jack M. Greenberg. President and Chief Executive Officer since August
        1998. Previously, Vice Chairman, Chairman and Chief Executive Officer-- McDonald's U.S.A. and prior to 1997, Vice Chairman and Chief Financial Officer. Director of Arthur J. Gallagher & Co. and Harcourt General, Inc. Class of 2001. Age: 56. Director since 1982.

[PHOTO] Enrique Hernandez, Jr. Chairman and Chief Executive Officer of Inter-Con
        Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers. Director of Washington Mutual, Inc. and Nordstrom, Inc. Class of 2000.
        Age: 43. Director since 1996.

[PHOTO] Donald R. Keough. Chairman of Allen & Company Incorporated, investment bankers. Director of Excalibur Technologies Corporation, H.J. Heinz Company, The Home Depot, Inc., The Washington Post Company and USA Networks, Inc. Class of 2000. Age: 72. Director since 1993.

[PHOTO] Donald G. Lubin. Partner of the law firm of Sonnenschein Nath &
        Rosenthal, which provides legal services to the Company on a regular basis. Director of Molex Incorporated. Class of 2001. Age: 65. Director since 1967.

[PHOTO] Walter E. Massey. President of Morehouse College since 1997. Previously,
        Provost and Senior Vice President Academic Affairs for The University of California System. Director of BP Amoco p.l.c., BankAmerica Corporation and Motorola, Inc. Class of 2001. Age: 60. Director since 1998.

[PHOTO] Andrew J. McKenna. Chairman and Chief Executive Officer of Schwarz Paper
        Company, a printer, converter, producer and distributor of packaging and promotional materials. Director of Aon Corporation, Dean Foods Company, Skyline Corporation and Tribune Company. Class of 2001. Age: 69. Director since 1991.

[PHOTO] Michael R. Quinlan. Chairman. Previously, Chairman and Chief Executive
        Officer. Director of The Dun & Bradstreet Corporation and The May Department Stores Company. Class of 2000. Age: 54. Director since 1979.

[PHOTO] Terry L. Savage. Nominee. Financial journalist, author and President of
        Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs. Previously, commentator for CBS News (WBBM-TV) in Chicago. Director of PennzEnergy Company. Class of 1999. Age: 54. Director since 1990.

[PHOTO] Roger W. Stone. Retired President and Chief Executive Officer of
        Smurfit-Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Previously, Chairman, President and Chief Executive Officer of Stone Container Corporation. Director of Autoliv, Inc., Morton International, Inc. and Option Care, Inc. Class of 2001. Age: 64. Director since 1989.

[PHOTO] Robert N. Thurston. Business consultant. Director of ACNielsen
        Corporation and Ag-Bag International Limited. Class of 2001. Age: 66. Director since 1974.

[PHOTO] Fred L. Turner. Nominee. Senior Chairman since 1990. Previously,
        Chairman. Director of Aon Corporation, Baxter International Inc. and W.W. Grainger, Inc. Class of 1999. Age: 66. Director since 1968.

[PHOTO] B. Blair Vedder, Jr. Retired Chief Operating Officer of Needham Harper
        Worldwide, Inc. Class of 2000. Age: 74. Director since 1988.

Stock ownership

The following table shows the stock ownership of the named individuals and group as of February 1, 1999. Directors and Executive Officers as a group have sole voting and investment power except for 447,870 shares held jointly, 93,950 shares held by members of their immediate families and 19,080 shares held in trust or in a partnership, over which they share voting and investment power. No Director or Executive Officer owns more than 1.0% of the common stock. Directors and Executive Officers as a group owned (directly and through benefit plans) approximately 1.0% of the common stock as of February 1, 1999.

-----------------------------------------------------------
                                               Common stock
Name                                           (a,b,c,d,e,f)
-----------------------------------------------------------
Hall Adams, Jr.                                      15,052
James R. Cantalupo                                2,230,516
Alan D. Feldman                                     209,780
Gordon C. Gray                                       31,760
Jack M. Greenberg                                 1,615,170
Enrique Hernandez, Jr.                               13,518
Donald R. Keough                                     30,412
Jeffrey B. Kindler                                  158,272
Donald G. Lubin                                      95,032
Walter E. Massey                                        636
Andrew J. McKenna                                    67,634
Michael R. Quinlan                                3,987,706
Terry L. Savage                                      42,984
James A. Skinner                                    552,728
Roger W. Stone                                       56,592
Robert N. Thurston                                  148,682
Fred L. Turner                                    2,073,028
B. Blair Vedder, Jr.                                 62,936
Directors and Executive Officers as a group
(the Group) (22 persons)                         12,675,384
-----------------------------------------------------------

  (a) Beneficial ownership of shares which are owned by members of their immediate families directly or through trusts is disclaimed as follows: Messrs. Gray, 5,000; Keough, 600; McKenna, 640; Quinlan, 1,400; and the Group, 7,640.

  (b) Excludes 48,000 shares held by Mr. McKenna as Trustee of the Schwarz Paper Company Profit Sharing Trust.

  (c) Includes unallocated shares held in Profit Sharing Program accounts as follows: Messrs. Cantalupo, 10,090; Feldman, 2,502; Greenberg, 5,610; Kindler, 1,198; Quinlan, 8,970; Skinner, 20,172; Turner, 26,494; and the Group, 133,796.

  (d) Includes shares that could be purchased by exercise of stock options on or within 60 days after February 1, 1999 under the Company's option plans as follows: Messrs. Adams, 6,002; Cantalupo, 1,868,500; Feldman, 201,000; Gray, 6,002; Greenberg, 1,395,000; Hernandez, 2,002; Keough, 6,002; Kindler, 155,000;
Lubin, 6,002; Massey, 0; McKenna, 6,002; Quinlan, 3,109,500; Skinner, 351,150;
Stone, 6,002; Thurston, 6,002; Turner, 912,000; Vedder, 6,002; Ms. Savage, 6,002; and the Group, 9,083,482.

Additional information concerning
the Board of Directors

  (e) The following individuals also own common stock equivalent units held in the non-qualified component of their Profit Sharing Program accounts as follows:
Messrs. Cantalupo, 21,882; Feldman, 9,030; Greenberg, 32,554; Kindler, 4,648; Quinlan, 38,826; Skinner, 29,862; Turner, 18,630; and the Group, 197,202.

  (f) Includes common stock equivalent units credited under the Directors' Stock Plan as follows: Messrs. Adams, 5,050; Gray, 12,486; Hernandez, 3,116; Keough, 17,210; Lubin, 31,276; Massey, 636; McKenna, 30,992; Stone, 42,590;
Thurston, 46,824; Vedder, 51,194; and Ms. Savage, 33,982.

Stock ownership guidelines

In 1997, McDonald's set minimum stock ownership guidelines for all Directors. Each Director is expected to acquire, within a five-year period after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer, and hold such amount of stock throughout his or her term.

Stock ownership of certain beneficial owners
-----------------------------------------------------------------
                            Amount and nature of       Percent of
Name                    beneficial ownership (a)        class (b)
-----------------------------------------------------------------
FMR Corp. and Affiliates              97,547,580             7.2%
-----------------------------------------------------------------
  (a) Reflects shares beneficially owned as of December 31, 1998, according to a statement on Schedule 13G filed with the SEC, which provides that: (a) FMR Corp. (FMR), 82 Devonshire Street, Boston, MA 02109, had sole dispositive power over these shares and sole voting power with respect to 8,604,820 shares, (b) Edward C. Johnson, 3d, Chairman of FMR, and Abigail P. Johnson, a Director of FMR, had sole dispositive power over these shares, and (c) these shares represented (1) 86,564,760 shares beneficially owned by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR, as a result of acting as investment adviser to various investment companies, (2) 8,937,626 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (3) 2,045,194 shares owned by Fidelity International Limited, a company of which a partnership controlled by Mr. Johnson and immediate family members owns approximately 40% of the voting stock, as a result of acting as investment adviser to various non-U.S. investment companies and certain institutional investors. The voting power with respect to the 86,564,760 shares beneficially owned by Fidelity is held by the Boards of Trustees of the investment companies of which Fidelity is the investment adviser. The Schedule 13G also provides that the securities were acquired in the ordinary course and not with the purpose nor with the effect of changing or influencing the control of McDonald's.

  (b) Based on the number of outstanding shares of common stock on February 1, 1999.

Board committees

The audit committee recommends to the Board the independent auditors who audit the Company's books and records; reviews the audit with these auditors and management; reviews the Company's dealings with Directors; reviews financial reporting issues and practices; reviews the Company's legal affairs; consults with the independent auditors and management regarding risk management and the adequacy of financial and accounting controls; and reports to the Board of Directors about these matters. Throughout the year, the Committee regularly meets with the independent auditors without members of management present. Members of the Committee are Directors Gray, Massey and Vedder. Mr. Lubin serves as secretary in a non-voting capacity. In 1998, the Audit Committee met five times.

  The compensation committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; reviews and approves senior management's compensation; establishes compensation guidelines for all other officers and recommends to the Board the compensation paid to outside Directors. The Committee administers the Company's incentive compensation and stock option plans and develops compensation policies. Members of the Committee are Directors Hernandez, Keough, Savage and Thurston. In 1998, the Compensation Committee met seven times.

  The nominating and corporate governance committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers issues regarding Board composition and size; and evaluates the Company's corporate governance process. Members of the Committee are Directors Adams, Lubin, McKenna and Stone. In 1998, the Committee met four times. Shareholders can nominate Director candidates for consideration by writing to the Committee c/o the Corporate Secretary at McDonald's Plaza, Oak Brook IL 60523 and providing the candidate's name, biographical data and qualifications.

Meeting attendance

In 1998, the Board met seven times. During the year, all the Directors attended all the meetings of the Board and of the committees on which they served except that one Director was absent from one Board meeting.

Compensation of the Board

In 1998, each outside Director earned an annual retainer of $35,000 plus a $2,000 fee for each Board meeting, a $1,000 fee for each committee meeting and a $1,000 fee for each executive session not held in conjunction with a Board meeting. Beginning in January 1999, the chairman of each committee receives an additional annual retainer of $10,000. Directors can defer their retainer and fees in the form of common stock equivalent units under the Company's Directors' Stock Plan. Deferred amounts are credited to an account, which is adjusted to reflect dividends as well as gains or losses, as if invested in common stock. Each outside Director also receives a credit of $17,500 to his or her Directors' Stock Plan account at the end of each full year of service, up to a maximum of ten years. Deferred amounts are generally paid in cash after the Director retires from the Board.

  In May 1998, each outside Director received options to purchase 2,000 shares of common stock. Mr. Massey received additional options to purchase 2,000 shares of common stock on the date he was first elected to the Board. All options vest in equal installments over three years, have a ten-year life and permit the holder to purchase shares at their fair market value on the date of grant.

  In 1998, Mr. Lubin and Mr. Thurston received the use of corporate vehicles. Mr. Lubin's use was valued at $11,969 and Mr. Thurston's use was valued at $3,083.

Responsibilities

The Board's primary responsibilities are:

Evaluating the performance of the Company and its executive management;

Reviewing and, where appropriate, approving fundamental operating, financial and other corporate strategies, as well as major plans and objectives;

Providing advice to the Chief Executive Officer and executive management;

Overseeing management to ensure that the Company's assets are safeguarded and business is conducted in compliance with laws and regulations; and

Evaluating the overall effectiveness of the Board, as well as selecting and recommending to shareholders an appropriate slate of candidates for election to the Board.

Corporate governance guidelines

The board's corporate governance guidelines incorporate principles by which the Board has been operating for many years. Among other things, the guidelines provide that:

A majority of Directors should come from outside the Company and independence and diversity of background is important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board.

Only outside Directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

Outside Directors have primary responsibility for matters relating to the selection and succession of the Chief Executive Officer and the compensation of executive management. The Chief Executive Officer receives a performance review conducted annually by the Chairman of the Compensation Committee.

Outside Directors generally meet alone with the Chief Executive Officer at each Board meeting and, at least once each year, evaluate the performance of executive management and discuss matters of succession planning and management development with the Chief Executive Officer.

Outside Directors meet without members of management at least twice each year.

The Board meets on a bimonthly basis. The agenda is set by the Chairman and the Chief Executive Officer, and Directors may suggest items for inclusion. Information about the Company's business, performance and prospects, as well as information regarding recommendations for action by the Board are made available to the Board a reasonable period before each meeting.

At least once each year, Directors review the Company's strategic plans and evaluate the impact of such plans on the Company's performance and on the value of shareholders' interests.

The Nominating and Corporate Governance Committee annually evaluates the performance and effectiveness of the Board and recommends appropriate changes for consideration by the entire Board.

Directors have access to the System's management around the world.

Executive compensation

Compensation committee report on executive compensation

Dear fellow shareholders:

Our Committee approves executive compensation, establishes compensation guidelines for corporate officers and administers the Company's stock option and incentive plans. Our decisions are based on our understanding of McDonald's business and its long-term strategies, as well as our knowledge of the capabilities and performance of the Company and its executives.

Philosophy

We believe that our stakeholders are best served by running the Company with a long-term perspective, while striving to deliver consistently good annual results. Therefore, the Company's executive compensation program has been designed to attract, energize, reward and retain superior talent that will produce strong results and enhance McDonald's position in a highly competitive global business. The Company is led by exceptional managers, many of them long-term McDonald's people, while others bring experiences from outside McDonald's.

  We have always believed that the Company's executives will more effectively represent McDonald's shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Accordingly, we focus our executives' attention on managing McDonald's as owners of the business by encouraging our officers to have significant stock ownership in the Company. Consistent with this philosophy, we instituted minimum ownership requirements for all officers and regional managers in 1997. The minimum levels of ownership range from one to five times base salary. Our profit sharing program and stock option plans are designed to facilitate this share ownership by our executives.

Executive compensation

We believe that executive compensation should be competitive with other high-performing companies and alternative careers within the McDonald's System (i.e., careers as a franchisee or supplier) in order to motivate and retain the talent needed to produce superior results. In that regard, our Committee conducts an overall review of compensation annually.

  The process we use to establish compensation is not purely a mechanical one. We review information supplied by independent consultants to determine the competitiveness of McDonald's total compensation package with that of a peer group. The peer group, which we use solely for compensation comparison purposes, consists of 26 of the companies comprising the Dow Jones Industrial Average on which our consultants have data. In addition to reviewing competitive pay information, we also review five- and ten-year shareholder returns for the Company and the peer group illustrated in the graphs set forth on page 10 of this Proxy Statement.

  We have not sought to position compensation within any particular range as compared to the peer group. Moreover, because the Committee believes that special management talents and sensitivities are required to balance the unique relationships between and among the Company, its employees, franchisees and suppliers, we go beyond a simple evaluation of competitive salary information and Company financial results in making compensation decisions. We also consider qualitative factors which we believe contribute significantly to building McDonald's global brand, thereby optimizing shareholder value over the long term.

  At this point in time, cash compensation for the officers named in the summary compensation table on page 7 of this Proxy Statement approximates the middle of the peer group's range, while stock options are above the median, consistent with our philosophy that a significant portion of compensation should be at risk.

Annual cash compensation

Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under TIP (Target Incentive
Plan). Throughout this report, references to TIP payments for 1998 relate to TIP payments made on April 1, 1999 based on performance during 1998, while references to salaries paid in 1998 unless otherwise indicated relate to salaries established on April 1, 1998 based on performance in 1997.

  Our Committee annually establishes an executive's base salary based on our evaluation of the executive's level of responsibility and individual performance, considered in light of competitive pay practices. We gauge individual performance in: developing and executing corporate strategies; leading and developing people; initiating and managing change; balancing the many relationships within the McDonald's System; and contributing to programs which impact the Company's performance. Base salaries for executives increased in 1998 based on our assessment of individual performances as evidenced by the positive momentum experienced by the Company's U.S. and international businesses throughout 1997.

  Under TIP, each employee is assigned a target incentive at the beginning of the year (the greater the individual's responsibility, the higher the percentage of target incentive to salary). In 1998, target incentives for corporate executives were initially adjusted by a corporate performance factor measured by: consolidated operating income and return on assets, U.S. results (owner/operator cash flow, customer and employee satisfaction) and international results (comparable sales and new store openings). For U.S. executives, TIP awards were measured by the U.S. results discussed above and U.S. operating income and return on assets. TIP awards for international executives were measured by the international results discussed above and international operating income and return on assets. An individual performance factor was also applied. Target incentives paid on April 1, 1999 were favorably impacted by the positive restaurant results achieved during 1998.

Long-term incentives

Long-term incentives consist of stock options and cash awards under a long-term incentive plan (LTIP). These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the risk-reward element of executive compensation.

  Options. Options have proven to be an effective means of linking executive pay with the creation of shareholder wealth, since an optionee will benefit only if McDonald's stock price increases. Options granted to executives typically have a life of ten years, vest over seven years and have an exercise price equal to the fair market value of the common stock on the grant date. In establishing guidelines for the size of stock option awards, we consider the following criteria (in order of importance): level of responsibility, achievement of plan objectives and the implementation of key strategies. Individual awards to members of senior management are made within these guidelines, dependent primarily upon current individual performance and, to a lesser extent, on the potential for positively influencing future results. The positive momentum experienced by the Company's U.S. and international businesses throughout 1997 favorably impacted the size of 1998 stock option awards.

  Long-term incentive plan. Under this plan, officers receive cash awards based on U.S., international and/or corporate performance targets over three-year performance cycles. Cash awards vary if minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. No payout occurs unless the Company achieves certain threshold performance objectives. As a pay-for-performance plan, the LTIP is intended to motivate and reward executives by directly linking the amount of any cash bonus to specific long-term U.S., international and/or corporate financial goals. Specific measurements are chosen each year for each successive three-year cycle. For the 1998-2000 cycle, the Committee established consolidated global performance measurements applicable to all officers, which include return on assets and growth in operating income. Because the LTIP was established in 1997, no payouts have yet been made under the plan.

Compensation of the Chief Executive Officers
Compensation of Mr. Greenberg

Mr. Greenberg participates in the compensation programs described throughout this report and, consistent with our compensation philosophy, at-risk compensation represents the predominant portion of Mr. Greenberg's total compensation package. Based on his outstanding performance in 1997 and his leadership in the many change initiatives implemented in the U.S. business, Mr. Greenberg's salary was increased on April 1, 1998 from $827,000 to $872,500 and in early 1998 he received options to purchase 500,000 shares of common stock. In connection with Mr. Greenberg's promotion to President and Chief Executive Officer, the Compensation Committee approved an increase in Mr. Greenberg's salary to $1,000,000 and an increase in his target percentage under TIP for 1998 from 65% to 90% of his annual salary, and awarded him options to purchase 800,000 shares of common stock. The Compensation Committee approved this grant and the increases to his annual compensation to provide significant incentive to Mr. Greenberg in his new, expanded role particularly in light of the many change initiatives which he is leading in the U.S. and international businesses.

  On April 1, 1999, Mr. Greenberg was awarded an incentive payment of $1,220,000 under TIP based on the Company's impressive performance in 1998 as well as Mr. Greenberg's strong leadership of the world's largest branded retail business.

Compensation of Mr. Quinlan

Mr. Quinlan also participates in the compensation programs described throughout this report and, consistent with our compensation philosophy, at-risk compensation also represents the predominant portion of Mr. Quinlan's total compensation package. On April 1, 1998, Mr. Quinlan's salary was increased from $1,132,500 to $1,195,000, and in early 1998 he received options to purchase 664,000 shares of common stock reflecting his significant long-term contributions as well as his support of constructive change. On April 1, 1999, Mr. Quinlan was awarded an incentive payment under TIP of $720,600 based on the Company's impressive performance in 1998 as well as his commitment to facilitating a smooth transition upon Mr. Greenberg's promotion to Chief Executive Officer.

Policy with respect to the $1 million deduction limit

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. Our Committee is obligated to recognize and reward performance which increases shareholder value and will exercise its discretion in determining whether or not to conform the Company's executive compensation plans to the approach provided for in the Code. Assuming continued deferral of compensation by certain officers, we expect that most, if not all, compensation will qualify as a tax-deductible expense.

Respectfully submitted,
The Compensation Committee

/s/ Robert N. Thurston                 /s/ Donald R. Keough
Robert N. Thurston                     Donald R. Keough
Chairman

/s/ Terry L. Savage                    /s/ Enrique Hernandez, Jr.
Terry L. Savage                        Enrique Hernandez, Jr.

Summary compensation table

The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the Chief Executive Officer and five other executive officers who were most highly compensated in 1998 (Named Officers). Executive officers are designated by the Board of Directors.

-------------------------------------------------------------------------------------------------------------------
                                             Annual compensation               Long-term compensation
                                                                 ------------------------------------
                                                                                   Awards     Payouts
                                                                 ------------------------  ----------
                                                                 Restricted    Securities                   All other
                                                                      stock    underlying       LTIP*    compensation
Name and principal position     Year(a)   Salary($)     Bonus($)   awards($)   options(#)  payouts($)          ($)(b)
---------------------------------------------------------------------------------------------------------------------
Jack M. Greenberg               1998     $  946,125   $1,220,000           0    1,300,000           0        $339,478
President and                   1997        805,487      535,500           0      480,000           0         212,787
Chief Executive Officer         1996        752,601      462,000           0      380,000           0         227,457

James R. Cantalupo              1998        896,125      910,000           0    1,200,000           0         327,666
Vice Chairman, Chairman and     1997        805,487      535,500           0      380,000           0         210,060
Chief Executive Officer--       1996        776,250      477,500           0      400,000           0         236,314
McDonald's International

Michael R. Quinlan              1998      1,179,375      720,600           0      664,000           0         497,351
Chairman of the Board           1997      1,132,500    1,044,000           0      630,000           0         335,994
                                1996      1,116,475      932,000           0      662,000           0         384,703

Alan D. Feldman                 1998        465,417      440,000           0      300,000           0         145,408
President--McDonald's U.S.A.    1997        350,101      187,812           0       60,000           0          78,342

James A. Skinner                1998        454,425      277,900           0      100,000           0         153,959
President--Europe Group         1997        408,253      228,420           0       95,000           0          96,118
                                1996        386,700      175,302           0      100,000           0         101,712

Jeffrey B. Kindler              1998        442,550      289,500           0      120,000           0         148,962
Executive Vice President and    1997        408,059      233,708           0      100,000           0         135,742
Corporate General Counsel
---------------------------------------------------------------------------------------------------------------------

*Long-Term Incentive Plan

  (a) Since Mr. Feldman and Mr. Kindler were not executive officers of the Company during 1996, no information is given for that year.

  (b) These amounts represent matching contributions and allocations by the Company to: (a) the Profit Sharing Program and related equalization plans; (b) the Deferred Income Plan; and (c) premiums on group term life insurance. For 1998, the amounts in each category were as follows: Messrs. Greenberg, $211,128, $110,985, and $17,365; Cantalupo, $19,483, $291,760, and $16,423; Quinlan,
$25,641, $457,731, and $13,979; Feldman, $101,185, $40,831, and $3,392; Skinner,
$39,518, $108,936, and $5,505; and Kindler, $147,022, $0, and $1,940. Amounts
which have been included with respect to the equalization plans and Deferred Income Plan represent the Company's obligation to pay such amounts to participants.

Stock options

Options have an exercise price equal to the fair market value of a share of common stock on the grant date, a ten-year life, and generally vest in installments over seven years. However, the Compensation Committee, which administers the Company's stock option plans, has granted stock options with shorter vesting schedules as described in the Stock option grant table below. The Company's stock option plans provide for accelerated vesting upon death, disability and retirement. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration. Options granted to the Named Officers were about 10% of the total number of options granted in 1998.

  The following table shows how much the Named Officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the common stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

  For a perspective, in ten years one share of common stock valued at $26.25 on March 24, 1998 would be worth $42.76 assuming the hypothetical 5% compounded growth rate, or $68.10 assuming the hypothetical 10% compounded growth rate.

  Another way to look at this is to express these amounts in today's dollars by applying a present value approach to the hypothetical appreciation rates. These results are shown in the last two columns of the table.

Stock option grants in 1998
----------------------------------------------------------------------------------------------------------------------------------
                                       Individual grants
                        -------------------------------------------------  Potential realizable value
                          Number of      % of total                         at assumed rates of stock     Present value at assumed
                         securities         options                            price appreciation for         rates of stock price
                         underlying      granted to  Exercise                          option term(b)            appreciation(b,c)
                            options       employees     price  Expiration  -------------------------------------------------------
Name                    granted (#)         in 1998    ($/Sh)        date           5%            10%            5%            10%
----------------------------------------------------------------------------------------------------------------------------------
Jack M. Greenberg           500,000           1.37%    $26.25     3/24/08  $ 8,254,250    $20,917,750    $4,800,340    $12,165,004
Jack M. Greenberg           800,000/(a)/      2.19%    $29.66     4/29/08   14,920,400     37,811,600     8,482,365     21,495,979
James R. Cantalupo          500,000           1.37%    $26.25     3/24/08    8,254,250     20,917,750     4,800,340     12,165,004
James R. Cantalupo          700,000/(a)/      1.92%    $29.66     4/29/08   13,055,350     33,085,150     7,422,069     18,808,981
Michael R. Quinlan          664,000           1.82%    $26.25     3/24/08   10,961,644     27,778,772     6,374,851     16,155,125
Alan D. Feldman             100,000           0.27%    $26.25     3/24/08    1,650,850      4,183,550       960,068      2,433,001
Alan D. Feldman             200,000/(a)/      0.55%    $32.97     5/21/08    4,146,800     10,508,700     2,393,400      6,065,346
James A. Skinner            100,000           0.27%    $26.25     3/24/08    1,650,850      4,183,550       960,068      2,443,001
Jeffrey B. Kindler          120,000           0.33%    $26.25     3/24/08    1,981,020      5,020,260     1,152,082      2,919,601
----------------------------------------------------------------------------------------------------------------------------------
Increase in value to all common shareholders(d)                           $22.5 billion $57.1 billion  $13.1 billion $33.2 billion
----------------------------------------------------------------------------------------------------------------------------------

  (a) Mr. Greenberg received a special stock option grant in connection with his promotion to President and Chief Executive Officer. Mr. Greenberg's options vest 100% after five years. Mr. Cantalupo also received a special stock option grant in connection with his promotion to Vice Chairman, Chairman and Chief Executive Officer--McDonald's International. Mr. Cantalupo's options vest 50% after three years and 100% after five years. In connection with his promotion to President--McDonald's U.S.A., Mr. Feldman also received a special stock option grant, which vests in installments over seven years.

  (b)  Calculated over a ten-year period, representing the life of the options.

  (c) Calculated assuming an investment in a ten-year, zero coupon U.S. Treasury note made at the time the options were granted (5.57% on March 24, 1998, 5.81% on April 29, 1998 and 5.65% on May 21, 1998).

  (d) Calculated using a common stock price of $26.25, the closing market price on March 24, 1998, which is the exercise price of the most substantial portion of the options granted in 1998, and the total weighted average number of common shares outstanding for 1998.

Aggregated option exercises in 1998 and fiscal year-end option values table

----------------------------------------------------------------------------------------------------------------------------
                                                                            Number of securities        Value of unexercised
                                                                          underlying unexercised                in-the-money
                                 Shares acquired                             options at 12/31/98         options at 12/31/98
                                     on exercise   Value realized                       (#)(b,c)                      ($)(c)
Name                                         (#)           ($)(a)      Exercisable/unexercisable   Exercisable/unexercisable
----------------------------------------------------------------------------------------------------------------------------
Jack M. Greenberg                        150,000       $3,368,460            1,235,000/2,463,000     $29,256,513/$34,558,238
James R. Cantalupo                       195,800        4,469,021            1,643,500/2,303,500      42,179,508/ 32,890,078
Michael R. Quinlan                       136,000        2,443,644            2,893,000/2,809,000      72,299,600/ 49,446,863
Alan D. Feldman                                0                0              146,000/  536,000       2,841,688/  6,418,875
James A. Skinner                         151,000        3,547,733              301,150/  348,250       7,413,303/  5,761,490
Jeffrey B. Kindler                             0                0               90,000/  390,000       1,396,563/  5,648,438
----------------------------------------------------------------------------------------------------------------------------

  (a) Calculated by subtracting the exercise price from the market value of the common stock on the exercise date.
  (b)  The securities underlying the options are shares of common stock.
  (c) Calculated using the market value of the common stock at December 31, 1998 ($38.41 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pre-tax basis.

Long-term incentives
Long-term incentive plans--awards in 1998 (to be paid in April 2001)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Performance                  Estimated future payouts under
                                                                    or other period                 non-stock price-based plans (a)
                                                                   until maturation        ----------------------------------------
                                               Number of units            or payout          Threshold          Target      Maximum
Name                                                       (#)                  (a)                ($)             ($)          ($)
------------------------------------------------------------------------------------------------------------------------------------
Jack M. Greenberg                                      372,150   1/1/98 to 12/31/00            $46,519        $372,150   $  744,300
James R. Cantalupo                                     310,125   1/1/98 to 12/31/00             38,766         310,125      620,250
Michael R. Quinlan                                     611,243   1/1/98 to 12/31/00             76,405         611,243    1,222,485
Alan D. Feldman                                         92,500   1/1/98 to 12/31/00             11,563          92,500      185,000
James A. Skinner                                       112,500   1/1/98 to 12/31/00             14,063         112,500      225,000
Jeffrey B. Kindler                                     106,250   1/1/98 to 12/31/00             13,281         106,250      212,500
------------------------------------------------------------------------------------------------------------------------------------

  (a) Awards are in the form of a cash incentive, based on achievement of performance goals set at the beginning of each performance cycle. Actual awards are based on the achievement of these goals and a percentage of the individual's base salary at the start of the performance cycle. No payout occurs unless the Company achieves certain threshold performance objectives. For the 1998-2000 cycle, the Committee established consolidated global performance measurements applicable to all officers that include return on assets and growth in operating income. A participant must be an employee at the end of the performance period to receive an award; except if such participant dies, retires or becomes disabled prior to the end of the performance period, any award will be prorated based on the portion of the performance period he or she was an employee.

Stock performance graphs

At least annually, we consider which companies comprise a readily identifiable investment peer group. Given the unique nature of our business, we have consistently concluded that no one group of companies stands out.

  For instance, McDonald's is included in published restaurant indices. However, unlike most other companies included in these indices, which have no or limited international operations, McDonald's does business in 115 countries. For added perspective, nearly 60 percent of our operating income comes from outside the U.S. In addition, by virtue of our size, McDonald's inclusion in those indices tends to skew the results. Hence, we believe such a comparison would not be meaningful.

  On the other hand, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald's inclusion in the Dow Jones Industrial Average (DJIA) since 1985.

  Thus, in the absence of any readily identifiable peer group for McDonald's, we believe use of the companies comprising the DJIA as the group for comparison is appropriate. Like McDonald's, many DJIA companies generate meaningful sales and revenues outside the U.S. and some manage global brands. Also, investors who are looking for an investment in blue chip stocks often look at the DJIA as a benchmark.

  The two performance graphs show McDonald's cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 and the companies comprising the DJIA (including McDonald's) for the five- and ten-year periods ended December 31, 1998. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year.

  For added perspective, McDonald's total return for the periods shown reflect the 62 percent return the stock delivered during 1998. In 1998, we extended our lead internationally and achieved a remarkable turnaround in our U.S. business.

Comparison of five-year cumulative
total shareholder returns

[GRAPH APPEARS HERE]

                        93     94     95     96     97     98

McDonald's            $100    103    161    163    172    279
S&P 500               $100    101    139    171    229    294
DJIA companies        $100    105    148    191    254    317
----------------------------------------------------------------

Comparison of ten-year cumulative
total shareholder returns

[GRAPH APPEARS HERE]

                        88     89     90     91     92     93     94     95     96     97      98
McDonald's            $100    145    124    163    211    249    257    400    404    429     693
S&P 500               $100    132    128    166    179    197    200    275    338    451     580
DJIA companies        $100    129    132    167    174    194    204    287    370    493     615
-----------------------------------------------------------------------------------------------------

[LEGEND APPEARS HERE]

Source: S&P Compustat

ITEM 2.  Approval of auditors

The Board is asking shareholders to approve Ernst & Young LLP as auditors for 1999. Ernst & Young LLP audited the Company's financial statements for 1998. A representative of that firm will be present at the meeting and will have an opportunity to make a statement and answer questions.

  The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as auditors for 1999 as proposed in this Item 2.

ITEM 3.  Shareholder proposal

The General Fund of the Union of Needletrades, Industrial and Textile Employees advised the Company that it intends to present the following shareholder proposal at the Annual Meeting. The address and share ownership of the proponent will be furnished to any person upon request. The Board recommends a vote AGAINST this proposal.

Shareholder proposal

Resolved:   The shareholders of McDonald's Corporation ("Company") request that our Board of Directors take the necessary steps in compliance with state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

  Our Company currently faces serious challenges operationally and in the areas of earnings and revenue growth. Over the past several years McDonald's has experienced well-publicized problems with the introduction of new products as well as conflicts with its U.S. franchisees. McDonald's average sales by systemwide restaurants declined 6.8 percent in 1997 and the company continues to lose market share in the increasingly competitive U.S. quick-service restaurant industry. In addition, our Company's overall revenue growth slowed during the third quarter of 1998, and, according to Moody's Investors Service as of November 1998, over the last three years McDonald's total earnings per share growth was only 18.3 percent of its industry peers.

  Given these immediate and persistent problems, we believe it is in the best interests of shareholders to increase the level of accountability of our board of Directors. One way to achieve greater accountability is to have each board member stand for election every year by eliminating staggered board terms.

  Currently, our Company's Board of Directors is divided into three (3) classes serving staggered, three-year terms. We believe the Company's classified Board of Directors can be used to maintain the incumbency of the current Board and is an anti-takeover device. There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. In 1991 a study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

  The staggered board is also a mechanism to entrench incumbent directors and management and a shield to protect them from regular shareholder accountability. We believe that allowing shareholders to annually register their views on the performance of the Board is a good method of insuring that our Company will be managed in a manner that is in the best interests of the shareholders.

  Classified boards like ours have become increasingly unpopular with shareholders in recent years. In 1998, a majority of shareholders at Eastman Kodak, Fleming, and Sybase, among other companies, voted in favor of proposals asking management to repeal the classified board. Stockholders have also voted overwhelmingly in favor of company-sponsored resolutions to declassify the board of directors at Time Warner, Fedders and Travelers Group.

  Given the recent problems experienced by our Company, we believe now is an appropriate time for the board to take the steps necessary to increase its accountability to shareholders by standing for election annually.

 We urge you to vote FOR this resolution.

The Board's recommendation
The Board believes that this proposal of the General Fund of the Union is not in the best interests of the Company's shareholders and recommends that shareholders vote AGAINST it. The reasons are as follows.

  First, a classified board affords the Company and its shareholders valuable protection against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all shareholders. Under a classified board structure, approximately one-third of the Board of Directors is elected annually for a three-year term. Hence, it requires at least two annual meetings--rather than one--before a change in control of the Board could be effected. While it does not preclude unsolicited acquisition proposals, it encourages a party seeking to obtain control of the Company to negotiate with the Board. The Board is in a better position to negotiate for a higher offer or pursue other alternatives that might better maximize shareholder value.

  Second, a classified Board structure provides continuity and stability to the Company and its business and operational strategies. We believe that this continuity will help to promote long-term success for the Company.

  Third, the Board believes that Directors who are elected for staggered terms are just as accountable to shareholders as those elected annually, since the same standards of performance apply regardless of the term of service.

  Fourth, during each of the past 20 years, director nominees have been elected to their positions by shareholders with the support of at least 95 percent of the shares voted. Clearly our directors are overwhelmingly the choice of our shareholders.

  In 1983, our shareholders voted overwhelmingly in favor of creating a classified Board of Directors. The Company's performance over these past 16 years demonstrates the Board's commitment to the shareholders. During this period, the Company's net income increased over 400 percent, total assets increased over 500 percent, more than 17,500 restaurants were added and McDonald's expanded operations into 83 new countries. Also during this period, McDonald's stock price grew more than 1600 percent, delivering a compound annual total return of 21 percent, compared with 18 percent for both the Dow Jones Industrial Average and the Standard & Poor's 500.

  More recently, in 1998 alone, McDonald's extended its considerable lead internationally and achieved a remarkable turnaround in the U.S. business. Excluding the effect of foreign currency translation, Systemwide sales and revenues increased 10 and 12 percent, respectively. Also, the Company's market share of the U.S. hamburger segment grew to its highest level this decade. Moreover, the Company's free cash flow (cash provided by operations less capital expenditures) nearly tripled in 1998 growing to $887 million, and the Company repurchased 38 million shares of stock for nearly $1.2 billion. This performance was rewarded in the stock market with a 62 percent total return during the year. We shared our success with shareholders by splitting the stock and increasing the cash dividend in the first quarter of 1999.

  Finally, shareholders should note that the adoption of this proposal would not by itself eliminate the Company's classified Board, since the proposal is only an advisory recommendation. Under the laws of Delaware, where the Company is incorporated, to eliminate a classified Board of Directors, the Board first would have to authorize an amendment to the Company's Certificate of Incorporation and the shareholders then would have to approve that amendment with at least an 80 percent vote of the outstanding shares.

  We believe that the excellent financial and operational track record of the Company demonstrates that a classified Board of Directors will continue to best serve and protect the interests of the Company's shareholders.

  The Board of Directors recommends a vote AGAINST Item 3.

Other information

Certain relationships and related transactions

Based on information available to the Company, in 1998, the Company and its subsidiaries purchased approximately $3.3 million worth of paper and other printed products (principally tray liners, french fry bags and pan liners) produced by and related services provided by Schwarz Paper Company and its subsidiaries and purchased approximately $6.8 million worth of products (principally premiums and gift items) from Group II Communications, Inc. Mr. McKenna, a Director of the Company, is Chairman and Chief Executive Officer, as well as a 74 percent shareholder, of Schwarz and is also the holder of 49 percent of the stock of Group II. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz and Group II in 1999 on similar terms.

  Based on information available to the Company, in 1998, the Company's subsidiaries purchased approximately $17.5 million in folding cartons and $540,000 in paper bags produced by affiliates of Smurfit-Stone Container Corporation. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue dealings with such affiliates in 1999 on similar terms. Effective March 31, 1999, Mr. Stone, a Director of the Company, retired as President and Chief Executive Officer of Smurfit-Stone.

  In 1998, the Company announced a home office productivity initiative designed, among other things, to reduce ongoing selling, general and administrative expenses. As part of this initiative, the Company sold its residential properties. James R. Cantalupo, Vice Chairman and Chairman and Chief Executive Officer--International, purchased one property for $1,540,000, and Fred L. Turner, Senior Chairman, purchased one property for $1,660,000. Each of the transactions was on terms that the Company believes to be no less favorable to the Company than those which could have been obtained from other purchasers. The sale prices were based on the average of three real estate brokerage appraisals in the case of Mr. Turner, and four in the case of Mr. Cantalupo. The Audit Committee approved the terms of each sale.

  In 1998, as part of its ongoing share repurchase program, the Company purchased shares of common stock, in each case at the New York Stock Exchange composite closing price on the date of purchase, from Directors and executive officers in the following amounts: James R. Cantalupo, $3,930,801; Jack M. Greenberg, $460,250; Michael R. Quinlan, $1,844,484; Stanley R. Stein, $771,094; and Fred L. Turner, $22,370,271. Messrs. Cantalupo, Greenberg and Quinlan acquired these shares within two years prior to their sales through the exercise of stock options in the following amounts, respectively: $1,100,701, $105,434 and $398,586.

Shareholder proposals for the 2000 Annual Meeting

The Secretary of the Company must receive shareholder proposals no later than December 9, 1999, to be considered for inclusion in the Company's 2000 proxy materials. Additionally, the Company's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2000 Annual Meeting must be received by the Secretary of the Company, at the Company's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting, and such proposal must be, under law, an appropriate subject for shareholder action in order for such proposal to be brought before the meeting.

Section 16(a) beneficial ownership reporting compliance

Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its executive officers and Directors were complied with for 1998 except that James R. Cantalupo, Kevin E. Dunn, Michael R. Quinlan and Stanley R. Stein each inadvertently filed one late report covering one transaction.

Compensation committee interlocks and insider participation

Jack M. Greenberg, President and Chief Executive Officer, served as a member of the compensation committee of the board of directors of Stone Container Corporation, until Stone merged with Jefferson Smurfit Corporation in November 1998. Roger W. Stone, a Director of the Company, served as Chairman, President and Chief Executive Officer of Stone until the merger. Mr. Stone retired as President and Chief Executive Officer of Smurfit-Stone Container Corporation on March 31, 1999.

Executive retention plan

Effective October 1, 1998, the Compensation Committee approved a retention plan applicable to eight key executives, including all of the named executive officers except Mr. Quinlan. Under this plan, participating executives who complete a specified retention period will thereafter receive specified benefits and continued employment over a fixed period of time, subject to their compliance with a covenant not to compete or solicit employees, a nondisclosure covenant and a release of claims.

  In order to receive benefits under this plan, an eligible executive must remain an executive officer until the end of a retention period (April 2003 for Mr. Greenberg, April 2001 for Mr. Cantalupo, and September 2001 for the remaining executives). In addition, in order to receive benefits, participating executives (other than Mr. Greenberg and Mr. Cantalupo) must be at least 62 years of age or have a designated successor who has been approved by the Chief Executive Officer.

  Under the retention plan, executives are expected to devote substantially all of their normal business time and efforts to the business of the Company during a transition period that extends after the end of the retention period for the lesser of 18 months or a number of months equal to the executive's total years of service. During the transition period, eligible executives will receive the following benefits:

  (1) base salary at the highest rate received by the executive before the transition period, (2) an annual incentive for any calendar year or years that end during the transition period and a prorated incentive for any partial year during the period (both computed at the target levels), and (3) payouts for any LTIP cycles completed during the period (computed at the target levels).

  Following this transition period, the plan provides for the executives to devote such time to the business of the Company as it may reasonably request during a five-year continued employment period. During this period, eligible executives will receive the following benefits: (1) base salary at a rate equal to 25% of the base salary paid during the transition period, and (2) payouts for any LTIP cycles completed during the period (computed at the target levels).

  During both the transition period and the continued employment period, the executives will continue to participate in employee benefit plans, but will not receive additional stock option grants or LTIP grants. Stock options will vest and become exercisable under the terms of the Company's stock option plans during both periods. Participating executives will not receive annual incentives during the continued employment period.

  If either Mr. Greenberg or Mr. Cantalupo terminates his employment for "good reason" (as defined in the plan) at any time during the retention or transition periods, he will be entitled to the following severance benefits, subject to the execution of a release, non-competition and nondisclosure agreement: (1) accrued but unpaid base salary and incentive (computed at the target level), (2) an amount equal to the present value of salary and bonus (computed at the target level) that would have been payable to the executive during the remainder of his transition period and the present value of salary that would have been payable to the executive during the remainder of his continued employment period, and
(3) an amount equal to the estimated value of the executive's health and welfare benefits for the remainder of the transition and continued employment periods. Under this condition, Mr. Greenberg and Mr. Cantalupo would also receive five years of accelerated vesting and exercisability for stock options. The same severance benefits are also available to any participating executive (including Mr. Greenberg and Mr. Cantalupo) whose employment is terminated by the Company for any reason other than death, disability or "cause" (as defined in the plan).

  The plan is in effect until the later of October 1, 2004 or two years after the Company gives notice to all participating executives of its intention to terminate the plan.

[PROXY LOGO]

Home office

McDonald's Corporation
McDonald's Plaza
Oak Brook IL 60523
1-630-623-3000

(C) 1999 McDonald's Corporation
McD8-3844
McDonald's and the McDonald's Golden Arches logo are trademarks owned by McDonald's Corporation and affiliates.
Printed on recycled paper with 30% post-consumer content.

Form of non-employee card

Proxy

[LOGO]

See instructions below.

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at McDonald's Corporation 1999 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors and AGAINST the shareholder proposal to declassify the Board. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board's recommendations.

Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

X----------------------------------------

X----------------------------------------      Date:            , 1999

The Board of Directors recommends a vote FOR items 1 and 2.


    Board Nominees:    01. Hall Adams, Jr., 02. Gordon C. Gray,
                       03. Terry L. Savage and 04. Fred L. Turner.

1.  Election of Directors

    FOR ALL             WITHHOLD
                        FROM ALL
      [ ]                 [ ]

For all, except vote withheld from the following nominee(s)

-----------------------------------------------------------

2.  Approval of auditors

    FOR        AGAINST     ABSTAIN
    [ ]          [ ]         [ ]

The Board of Directors recommends a vote AGAINST item 3.

3.  Shareholder proposal to declassify the Board

    FOR        AGAINST    ABSTAIN
    [ ]          [ ]        [ ]

[ ] Do not mail me future Annual Reports; another household member receives one.

[ ] Comments are on reverse side.

Detach Proxy from Annual Meeting Ticket before mailing.


                                      McDONALD'S CORPORATION
  [McDONALD'S LOGO                    McDonald's Plaza
   APPEAR'S HERE]                     Oak Brook, IL 60523

Annual Meeting Ticket and Proxy Voting Instructions

Dear Shareholder:

McDonald's 1999 Annual Shareholders' Meeting will be held at 10:30 a.m. (Central
Time) on Thursday, May 20, 1999, at the historic Auditorium Theatre, 50 East Congress Parkway, Chicago, Illinois. If you plan to attend, please detach this ticket and bring it with you for admission to the meeting.

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

[LOGO] Accessing the Internet voting site: www.eproxyvote.com/mcd or www.mcdonalds.com/corporate/investor/.

[LOGO] Calling toll-free any time: 877-PRX-VOTE (877-779-8683) from the U.S./Canada; or 201-536-8073 from other countries.

[LOGO] Completing, dating, signing and mailing the above proxy in the enclosed postage-paid envelope.

Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or of which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail back your proxy card.


Your vote is important.  Thank you for voting!

[LOGO]

Thank you for sharing your comments. Please note that by sharing your comments, you are waiving confidential voting.

Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.



Comments:---------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

------------------------------------------------------------------------

[LOGO] Annual Meeting Ticket

                   McDonald's Annual Meeting of Shareholders

                             Thursday, May 20, 1999

                       10:30 a.m. to Noon (Central Time)

                               Auditorium Theatre

                            50 East Congress Parkway

                            Chicago, Illinois  60605

                                 [STREET MAP]

AUDITORIUM THEATRE -- 50 East Congress Parkway, Chicago, IL

* Directions

  From north or south of the city: I-94/I-90 to Congress Parkway/Chicago Loop exit. Continue east on Congress under the Chicago Stock Exchange. As you go under the "L" tracks on Wabash, the Theatre is on the left.

  From west of the city: I-290 to Congress Parkway/Chicago Loop exit. Continue east on Congress under the Chicago Stock Exchange. As you go under the "L" tracks on Wabash, the Theatre is on the left.

  From southwest of the city:  I-55 to Lake Shore Drive.   Exit north and
  continue past the Field Museum to Balbo. Turn left (west) on Balbo and continue a short distance to State Street. Turn right (north) on State to Congress Parkway. Turn right (east) on Congress to the Theatre on the corner of Wabash and Congress.

* Parking garages near the Auditorium Theatre and estimated prices are:

  Auditorium Garage, 525 S. Wabash --  $7.50 for 2-12 hr.

  Loop Auto Parks, 524 S. Wabash --  $5.50 for 2-4 hr.

  Grant Park South Garage, 325 S. Michigan  -- $10.00 for 2-10 hrs.

  Grant Park North Garage, 25 N. Michigan  -- $9.00 for up to 12 hrs.

* Handicap Access

  Seating: Use the Wabash Avenue entrance for handicap access; continue through the next set of doors to the lobby.
  Parking: Open lot at 401 S. Wabash Avenue located across from handicap entrance.

FORM OF BROKER CARD

                                                          McDONALD'S CORPORATION
                                                                McDonald's Plaza
                                                             Oak Brook, IL 60523

[MCDONALD'S LOGO]  PROXY AND VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation.

Dear Shareholder:

McDonald's 1999 Annual Shareholders' Meeting will be held at 10:30 a.m. (Central
Time) on Thursday, May 20, 1999, at the historic Auditorium Theatre, 50 East Congress Parkway, Chicago, Illinois. If you plan to attend, please bring your bank or broker statement evidencing your beneficial ownership of McDonald's stock for admittance to the meeting.

Your vote is important.  Thank you for voting!

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at McDonald's Corporation 1999 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, my (our) shares will be voted FOR the election of all nominees for Director, FOR the approval of auditors and AGAINST the shareholder proposal to declassify the Board.



[MCDONALD'S LOGO]           YOUR VOTE IS IMPORTANT.
                       PLEASE SIGN AND RETURN THIS PROXY.



Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

X
  -------------------------------------------------------------------------


X                           Date:                                    , 1999
  -------------------------       ----------------------------------


-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR items 1 and 2.
-------------------------------------------------------------------------------

    Board Nominees:    01. Hall Adams, Jr., 02. Gordon C. Gray,
                       03. Terry L. Savage and 04. Fred L. Turner.
-------------------------------------------------------------------------------
                                                          WITHHOLD
                                       FOR  ALL           FROM ALL

1.  Election of Directors              [      ]           [      ]


For all, except vote withheld from the following nominee(s)

-------------------------------------------------------------------------------
                                      FOR       AGAINST    ABSTAIN

2.  Approval of auditors            [      ]   [      ]   [      ]


-------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST item 3.
-------------------------------------------------------------------------------
                                      FOR      AGAINST     ABSTAIN

3.  Shareholder proposal to
    declassify the Board             [   ]     [     ]     [    ]

-------------------------------------------------------------------------------

FORM OF EMPLOYEE CARD

[MCDONALD'S LOGO]     Information for McDonald's Employees Only

If you wish to vote all of your shares including shares in McDonald's Profit Sharing Program the same way, you do not need to complete the section below. Simply follow the voting instructions on the front of this card.

The Board recommends a vote FOR all nominees for Director, FOR the approval of auditors and AGAINST the shareholder proposal to declassify the Board.

-----------------------------------------------------------------------------------------------------------------------------------
                                              PLAN SHARES OWNED                      PLAN SHARES NOT YET CREDITED OR UNVOTED

                                                            WITHHOLD                                              WITHHOLD
                                             FOR  ALL       FROM ALL                      FOR  ALL                FROM ALL

1.  Election of Directors
                                          -------------   -------------                  -----------           ----------------
                                          For all, except vote withheld                     For all, except vote withheld
                                          from the following nominee(s)                     from the following nominee(s)

                                         --------------------------------                 ----------------------------------

                                           FOR      AGAINST      ABSTAIN                     FOR      AGAINST      ABSTAIN
2.  Approval of auditors
                                         -------   --------      -------                    -----    ---------    ---------

                                           FOR      AGAINST      ABSTAIN                     FOR      AGAINST      ABSTAIN
3.  Shareholder proposal to
    declassify the board
                                         -------   --------      -------                    -----    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------

Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.

Comments
         ----------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


[MCDONALD'S LOGO]  Profit Sharing Program Voting Instructions

Your vote on the front of this card directs the trustees of the Profit Sharing Program to vote the McDonald's shares credited to your accounts under the Program. When you vote these shares, you should consider your long-term best interests as a Program participant.

In addition, you are also directing the trustees to vote shares held in the Program that have not been voted by other participants and shares that have not yet been credited to participants' accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

If you want to vote the Program shares you own or the shares you are voting for other participants differently from your shares held outside the Program, do not vote by phone or Internet. Instead, complete the front of the proxy card and check the "comment" box, then mark your voting direction for Program shares above and mail in the enclosed postage-paid envelope.

Your directions to vote shares held in the Profit Sharing Program will be kept confidential by First Chicago Trust Company of New York, the independent inspectors of election.